Exhibit 99.1

First National Bank Ranked an Optimal Performer in 2016 by Seifried & Brew
Damariscotta, ME (April 28, 2017) - Seifried & Brew, LLC, a community bank consulting and risk management firm, ranks First National Bank as a high-performing bank in its prestigious 2016 S&B Top 15th Percentile. This designation is assigned to banks whose overall performance ranks them within the top 15 percent of all community banks in the nation. To receive this distinguished honor, First National Bank demonstrated exemplary performance by managing their exposure to risk while maintaining a notable level of reward. "Being part of the Top 15th Percentile is a great accomplishment...and is no small feat!" says Jamie Sumner, chief analyst of Seifried and Brew, LLC. "In fact, this designation shows that these banks have been able to optimally balance risk and reward throughout 2016." The ranking is based on the S&B index, which measures individual bank performance and then compares banks across the United States. The banks included in this index have assets between $10 million and $30 billion. The S&B Top 15th Percentile ranking has been released every year since 2011. Whereas other organizations rank bank performance, the S&B composite score takes into consideration both risk and reward. J.C. Brew, president & CEO, continued, "The S&B Top 15th percentile ranking says to bank customers that their bank demonstrates exemplary management and safety as an institution." “It really is an honor to be rated as an Optimal Performer by Seifried & Brew”, stated Tony C. McKim, President and CEO of First National Bank, “I am very proud of the team we have here at FNB and our outstanding performance in 2016 is reflective of this great group and how well we work together to serve our customers and communities.”
First National Bank, headquartered in Damariscotta, Maine, is the wholly owned subsidiary of The First Bancorp (NASDAQ: FNLC). Founded in 1864, the Bank serves the Pine Tree State with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment advisory, wealth management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Additional Information
For more information, please contact Susan Norton, EVP/CAO, 207-563-3195 x2022.